Exhibit 99.1
[LOGO]                                                   1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                   NEWS RELEASE



                            Level 3 Issues Statement

     BROOMFIELD, Colo., February 1, 2002 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today issued the following statement, which can be attributed to James Q. Crowe, chief executive officer:

"On Jan 29, 2002, we issued a news release that included the following:

     'Level 3 has a $1.775 billion Senior Secured Credit Facility and is in compliance with all terms and conditions under this facility as of December 31, 2001. Based on first quarter 2002 projections, the company also expects to be in compliance as of the end of the first quarter. If the current rate of sales, cancellations, and disconnects were to continue, the company may violate a revenue-based financial covenant as early as the end of the second quarter. To the extent the company's operational performance improves or it completes acquisitions that generate additional revenue, a potential violation of the covenant could be delayed beyond the second quarter of 2002 or eliminated entirely.'

     "This statement has obviously caused concern on the part of a number of investors, which has been further exacerbated by press reports that seem to indicate that Level 3 was giving some sort of implied notice of an impending filing for protection from its creditors under the federal bankruptcy statutes. This speculation is no doubt fueled by the spate of bankruptcy filings in the telecommunications sector, including two this very week.

     "This is an incorrect interpretation of our statement. I believe our situation is markedly different and financially much better than the companies in our sector that have sought bankruptcy protection.

     "In the fall of 1999, Level 3 finalized an agreement to borrow money from a group of financial institutions, primarily commercial banks. This 'senior secured credit facility' agreement provided for both a term loan that today is fully drawn or borrowed at $1.125 billion and a $650 million revolving loan (that is, a loan that can be borrowed, repaid and re-borrowed over its term) which today has yet to be borrowed.

     "The bank agreement contains several terms that Level 3 agreed to in return for receiving the loans. Since the institutions loaning the money are keenly interested in being repaid, a central part of the agreement is the terms and schedule of interest and principal payments.

     "As is customary for these credit facilities, Level 3's senior secured credit facility agreement includes a series of provisions, called covenants, that generally identify actions that Level 3 is not permitted to take without prior bank approval, and certain levels of financial and operational performance that Level 3 must achieve or maintain to demonstrate the financial and operational health of the business. The covenants in Level 3's agreement include covenants relating to network construction milestones, minimum revenues and limitations on incurrence of additional debt.

     "Since, as this past year has demonstrated, unforeseen events do occur, the agreement specifies the process by which covenants can be modified or waived, generally to address conditions that were not anticipated at the time the original agreement was completed. For modifications and waivers considered central or core to the intent of the agreement, such as payment schedules and interest rates, the agreement requires - in addition to the approval of Level 3
- the affirmative vote of 100% of the lenders. For other non-core covenant modifications and waivers, including covenants designed to measure the financial performance of the business, the agreement requires, in addition to the approval of Level 3, an affirmative vote of lenders having more than 50% of the commitments to make loans to Level 3.

     "As is common with such agreements, Level 3 and the lenders have concluded a variety of covenant modifications and waivers. Just this past month, the company and the lending banks agreed to a covenant waiver to allow for the sale of certain of Level 3's Asian operations.

     "The covenant referenced in the January 29th news release is commonly referred to as the Minimum Telecom Revenue covenant.

     "The Minimum Telecom Revenue covenant is calculated on a quarterly basis based on revenue for the prior four quarters. The covenant specifies a minimum of $1.5 billion in telecom revenue as of year-end 2001. The required covenant level grows to $2.3 billion by year-end 2002.

     "Based on the fourth quarter results Level 3 announced on January 29th, including the asset impairment charge that was described in detail at that time, Level 3 is in full compliance with all covenants under the senior secured credit facility.

     "Based on the company's first quarter projections that were also announced on January 29th, we expect to be in full compliance with all covenants for the first quarter.

     "It is possible that, if our current rate of sales and current rate of both cancellations and disconnects continue, we may have a covenant violation with respect to the Minimum Telecom Revenue financial covenant later this year. A potential financial covenant violation could occur after the second quarter, depending on our results during that quarter. However, to the extent Level 3's operational performance improves, or Level 3 completes acquisitions that generate sufficient incremental cash revenue that meets the requirements of the Minimum Telecom Revenue covenant, Level 3 may never violate this covenant.

     "It is also worth noting that if we were to violate the Minimum Telecom Revenue covenant, this would be considered a financial covenant violation, which we believe is far less serious than a potential payment violation. We believe that the company's ability to service its debt, absent economic improvement, has been enhanced significantly over the course of the past year as we've
restructured  the  balance  sheet,  sold  our  Asian  operations,   and  reduced
expenditures in line with revenue. As a result, we do not anticipate any scenario whereby we would risk a payment violation.

     "Recognizing, however, that we might violate a financial covenant later in the year under certain scenarios, we have begun discussions with JP Morgan Chase, the administrative agent for our senior secured credit facility, to assess appropriate modifications to the senior secured credit facility agreement. As is customary for these kinds of amendments, banks look for several concessions in exchange for these modifications, including reductions in principal, higher interest rates or changes to other terms of the agreement.

     "We believe we will be able to resolve these issues prior to any covenant violation.

     "A number of parties have asked why Level 3 is different from other companies in our sector that gave notice of potential covenant violations and in very short order filed for protection from their creditors under the Federal bankruptcy laws.

     "We believe that there are clear differences between our company and those that have sought bankruptcy protection. These differences include:

o As a matter of fundamental strategy, Level 3 prefunded its operations to free cash flow breakeven, including the cost of interest and principal payments. As a consequence, we had the available liquidity to deal with both the effects of the economic slowdown and to take advantage of opportunities to improve cashflow. The recently announced acquisition of McLeodUSA's ISP access business and the subsequent, related announcement of a $100 million plus contract with SBC is a clear example.

o Over one year ago, we announced a corporate-wide effort to focus our customer sales efforts on established companies with growing needs for our services. The completion of our U.S. and European networks and the development of unique operating capabilities like the award winning ONTAPSM provisioning system have greatly aided this effort. The results are apparent in the substantial number of customer wins with companies like AOL, Microsoft, Verizon,Sony and Cox Communications.

o Over one year ago, Level 3 began taking actions to adjust our cost and capital structure to what we saw as an accelerating slowdown in the telecom industry. We cut capital expenditure projections by approximately $5 billion between the beginning of 2001 and the time at which we estimate we will achieve free cash flow breakeven. We also cut operating expense projections by approximately $1.5 billion over the same period. Finally, we reduced debt by about $2 billion on what we believe are favorable terms. This is in stark contrast to many of our competitors, who indicated that they were experiencing no difficulties during the first half of 2001, and as a result did not take the difficult steps to reduce costs and reduce leverage.

o As a result of the actions that we have taken, we are able to reiterate our conviction that we remain fully funded to free cash flow breakeven, with an adequate cushion, in accordance with our business plan. Our confidence is underscored by our recent announcement that we expect to be EBITDA positive for the first quarter and remain so in the future. We believe that this is a significant milestone, particularly given the fact that we completed our network less than one year ago.

o Finally, and of critical importance, is the contrast between Level 3's possible covenant violation and those of certain companies that subsequently sought protection from their creditors under the bankruptcy statutes. If we were to violate the Minimum Revenue Telecom covenant, this would be a non-payment covenant violation, which, again, we believe is far less serious than a potential payment violation. Based on our financial situation as it exists today, we do not envision any scenario whereby Level 3 would have a payment default with respect to not only our senior secured credit facility, but also any other Level 3 debt. As a consequence, we also do not anticipate a scenario under which Level 3 would expect to seek protection from its creditors under the bankruptcy statutes.


     "Over the past year we have reiterated our conviction that the services we sell are a fundamental part of the US and global economy. Although the timing is hard to predict with accuracy, the current lack of investment in our industry, we believe, will lead to an imbalance between supply and demand in the foreseeable future.

     "Our goal has been, and continues to be, to ensure that Level 3 has the operational and financial strength to take advantage of the opportunities that are sure to be available as our economy begins to rebound. I am confident that we are in just such a position."


About  Level  3   Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its
Web address is www.Level3.com.


     Forward Looking Statement Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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